As filed with the Securities and Exchange Commission on July 16, 2009
                                                    Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Community Properties Trust
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	52-2058165 (I.R.S. Employer Identification No.)

222 Smallwood Village Center
St. Charles, Maryland  20602
(Address of Principal Executive Offices)   (Zip Code)

2009 Share Incentive Plan
(Full title of the plan)

National Registered Agents, Inc. of Maryland
Second Floor
836 Park Avenue
Baltimore, Maryland  21201
(Name and address of agent for service)

(410) 225-2995
(Telephone number, including area code, of agent for service)

With copies to:
Daniel M. LeBey
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia  23219-4074
(804) 788-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Shares of Beneficial Interest, no par value (“common shares”)	750,000 shares	$6.15	$4,612,500	$257.28

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional common shares which become issuable under the above-named plan by reason of any split-ups, subdivisions, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding common shares.

(2)
Estimated solely for the purpose of computing the registration fee.  In accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act, the price shown is based upon the average of the high and low sales prices reported for the registrant’s common shares on the NYSE Amex on June 29, 2009, which was $6.15 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The document(s) containing the information specified in Part I will be sent or given to participants under the 2009 Share Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

Upon written or oral request, American Community Properties Trust (the “Company”) will provide participants, without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, which documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Request for such documents should be directed to American Community Properties Trust, 222 Smallwood Village Center, St. Charles, Maryland  20602, Attention: Matthew M. Martin, Chief Financial Officer, telephone number (301) 843-8600.

PART II
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 3.  Incorporation of Documents by Reference.

The following documents filed by American Community Properties Trust (the “Company”) with the Commission are incorporated herein by reference and made a part hereof:

1.           The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 31, 2009.

2.           The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the Commission on May 21, 2009.

3.           The Company’s Current Reports on Form 8-K filed with the Commission on February 10, 2009, March 23, 2009, March 31, 2009, April 6, 2009, April 20, 2009, April 22, 2009 and May 21, 2009.

4.           The description of the Company’s common shares contained in the Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of common shares contained in the Registration Statement on Form S-11 (Registration No. 333-58835) and all amendments or reports filed for the purpose of updating such description.

               All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers

The Company's Amended and Restated Declaration of Trust (the “Declaration of Trust”) provides that, to the fullest extent permitted by Maryland law, trustees and officers of the Company will not be liable to the Company or its shareholders for monetary damages for any act or omission occurring in their capacity as a trustee or an officer.  Under Maryland law, a company’s declaration of trust may include any provision that restricts or limits the liability of its trustees, officer or shareholders except to the extent that it cannot limit liability (i) when it is proved the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) when a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action.

Both the Company’s Declaration of Trust and its Amended and Restated Bylaws (the “Bylaws”) provide that the Company will indemnify trustees, officers and shareholders to the fullest extent permitted under Maryland law.  The provision of Maryland law applicable to the Company provides that a real estate investment trust may indemnify trustees and any other person to the same extent as directors under the Maryland General Corporation Law (the “MGCL”).  Currently, the MGCL permits indemnification of a director unless it is established that (i) the director actually received an improper personal benefit in money, property or services, (ii) the director’s actions or failures to act were material to the cause of action and were either committed in bad faith or with deliberate dishonesty, or (iii) in the case of a criminal proceeding, the director had a reasonable cause to believe that the act or omission was unlawful.  The MGCL does not permit indemnification of directors if they are adjudged to liable to the Company or when the director is adjudged to be liable on the basis that personal benefit was improperly received.  The Company may indemnify officers, employees and agents to the same extent as directors under the MGCL.

In accordance with the MGCL, as a condition to advancement of expenses, the Bylaws require that the Company obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met.

In addition to the right to indemnification provided by the Company’s Declaration of Trust and Bylaws and of the Maryland law, the Company has also entered into employment or indemnification agreements (the “Agreements”) with certain officers and trustees (the “Indemnitees”), as permitted under Maryland law.  These Agreements provide that the Company will indemnify the Indemnitees under substantially similar conditions as described above.

The preceeding discussion of the Declaration of Trust, Bylaws and Agreements of the Company and of the Maryland law is not intended to be exhaustive and is qualified in its entirety by the Declaration of Trust, Bylaws, the Agreements and the Maryland law.

The Company maintains trustee and officer liability insurance providing insurance protection for specified liabilities under specified terms.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

4.1	2009 Share Incentive Plan, incorporated herein by reference to Appendix B to the Company’s Proxy Statement on Form DEF 14A filed with the Commission on April 30, 2009
5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered
23.1	Consent of Hunton & Williams LLP (included with Exhibit 5.1)

Item 9.  Undertakings

(a)           The Company hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement,

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in theRegistration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)           That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Charles, Maryland, on this 16th day of July, 2009.

American Community Properties Trust (Registrant)
By:	/s/Matthew M. Martin Matthew M. Martin Chief Financial Officer

EXHIBIT INDEX

4.1	2009 Share Incentive Plan, incorporated herein by reference to Appendix B to the Company’s Proxy Statement on Form DEF 14A filed with the Commission on April 30, 2009
5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered
23.1	Consent of Hunton & Williams LLP (included with Exhibit 5.1)